EXHIBIT F


                               GUARANTEE AGREEMENT


               THIS GUARANTEE AGREEMENT ("Agreement"), dated June 8, 1995, of YPF Sociedad Anonima, a sociedad anonima (corporation) organized and existing under the laws of the Republic of Argentina, with principal executive offices located at Avenida Pte. R. Saenz Pena 777, 1364 Buenos Aires, Argentina (hereinafter called the "Guarantor"), in connection with (i) that certain Indenture dated as of April 1, 1978, of Maxus Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (said corporation being hereinafter called the "Company" and said Indenture, as heretofore supplemented, being hereinafter called the "1978 Indenture"); (ii) that certain Indenture dated as of May 1, 1983, of the Company (as heretofore supplemented, hereinafter called the "1983 Indenture"); (iii) that certain Indenture dated as of November 1, 1985, of the Company (hereinafter called the "1985 Indenture");
(iv) that certain Indenture dated as of April 1, 1988, of the Company (hereinafter called the "1988 Indenture"); (v) that certain Indenture dated as of November 1, 1990, of the Company (hereinafter called the "1990 Indenture" and, collectively with the 1978 Indenture, the 1983 Indenture, the 1985 Indenture and the 1988 Indenture, the "Company Indentures"); in favor of each registered holder from time to time of (a) 8 1/2% Sinking Fund Debentures due April 1, 2008, issued and outstanding on the date hereof under the 1978 Indenture, (b) 11 1/4% Sinking Fund Debentures due May 1, 2013, issued and outstanding on the date hereof under the 1983 Indenture, (c) 11 1/2% Sinking Fund Debentures due November 15, 2015, issued and outstanding on the date hereof under the 1985 Indenture, (d) Medium Term Notes, Series A due from nine months to fifteen years from date of issue, issued and outstanding on the date hereof under the 1988 Indenture, and (e) 9 1/2% Notes due February 15, 2003, 9 3/8% Notes due November 1, 2003, 9 3/8% Notes due November 1, 2003, Series B, 9 7/8% Notes due October 15, 2002, Medium Term Notes, Series B due from nine months to fifteen years from date of issue, and Medium Term Notes, Series C due from nine months to thirty years from date of issue, issued and outstanding on the date hereof under the 1990 Indenture (all of the securities identified in subclauses
(a) through (e) above, including any Notes issued in substitution or exchange therefor under the applicable terms of the relevant Company Indenture, collectively, being hereinafter called the "Company Indenture Securities," those identified in subclauses (d) and (e) above, including any Notes issued in substitution or exchange therefor under the applicable terms of the relevant Company Indenture, being sometimes hereinafter respectively called the "1988 Company Indenture Securities" and the "1990 Company Indenture Securities" and collectively the "Consent Securities," and such registered holders of the Company Indenture Securities, collectively, being hereinafter called the "Obligees").


                                    RECITALS

               It is anticipated that YPF Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware and wholly-owned subsidiary of the Guarantor, will be merged (the "Merger") with and into the Company. As a result of the Merger, the Company would become a wholly-owned subsidiary of the Guarantor. In connection therewith, the Guarantor has offered to provide its guaranty in respect of the payment of the principal of and premium (if any) and interest on the Company Indenture Securities, subject to the condition (and, in the case of the Consent Securities, to the additional condition) to effectiveness set forth below in Section 7.








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               NOW, THEREFORE, this Agreement

                              W I T N E S S E T H:

               For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor does hereby covenant and agree, for the benefit of each of the Obligees from time to time, as follows:

          1. Guarantee. The Guarantor unconditionally and irrevocably guarantees the payment of all principal of and premium (if any) and interest on the Company Indenture Securities (hereinafter collectively called the "Obligations"), in each case when and as the same shall become due and payable in accordance with the terms of such Company Indenture Securities and the respective Company Indenture pursuant to which the same were issued, as in effect on the date hereof; provided, that if any Company Indenture Security or any Company Indenture shall be amended at any time when the Guarantor shall not control the Company in any way which shall or could enlarge, expand, increase or extend, or could otherwise have an adverse effect on, the Guarantor's obligations under this Agreement, and such amendment is effected without the Guarantor's specific prior written consent, this Guaranty shall automatically terminate, and be of no further force and effect whatsoever, in respect of the Company Indenture Security so affected or the Company Indenture Securities issued under such Company Indenture so affected. In the case of any failure of the Company to make any such payment, the Guarantor hereby unconditionally agrees to cause any such payment to be made, when and as the same shall become due, all as if such payment were made or rendered by the Company.

          2. Certain Waivers; Unconditionality. The Guarantor waives (to the extent permitted by applicable law) notice of acceptance of the guaranties set forth herein, of any action taken or omitted in reliance hereon or of any default in the payment or in the performance of any Obligations guaranteed hereby. The Guarantor hereby agrees that its obligations under this Agreement constitute a present and continuing guarantee of payment and not of collectibility, and shall be absolute and unconditional.

          3. Subrogation. The Guarantor hereby agrees that if it shall make any payment in respect of any Obligation, it shall, to the extent permitted by applicable law, be subrogated to the rights of the Obligee to which such payment was made.

          4. Further Waivers; Reinstatement. The Guarantor waives any right it may have to require any Obligee to proceed against the Company or against any other party prior to making any claim under this Agreement. The Guarantor agrees that its guaranties herein contained shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company or the Guarantor is rescinded or must be otherwise restored by any Obligee, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

          5. Consent to Jurisdiction and Service of Process. (a) The Guarantor consents to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, and any appellate court from any thereof, and waives any immunity from the





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jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with this Agreement. The Guarantor irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Agreement in such courts on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Guarantor agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Guarantor and may be enforced in any court to the jurisdiction of which the Guarantor is subject by suit upon such judgment; provided that service of process is effected upon
                            --------
the Guarantor in the manner provided in this Agreement. Notwithstanding the foregoing, any suit, action or proceeding brought in connection with this Agreement may be instituted in any competent court in Argentina.

               (b) The Guarantor agrees that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Agreement against the Guarantor in any court sitting in the Borough of Manhattan, New York City may be made upon CT Corporation System at 1633 Broadway, New York, New York 10019, whom the Guarantor irrevocably appoints as its authorized agent for service of process. The Guarantor represents and warrants that CT Corporation System has agreed to act as the Guarantors agent for service of process. The Guarantor agrees that such appointment shall be irrevocable so long as this Agreement shall remain in effect or until the irrevocable appointment by the Guarantor of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. The Guarantor further agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. If CT Corporation System shall cease to be the Guarantors agent for service of process, the Guarantor shall appoint without delay another such agent and provide prompt written notice to the Obligees, to the extent known to it, of such appointment. With respect to any such action in any court of the State of New York or any United States federal court in the Borough of Manhattan, New York City, service of process upon CT Corporation System, as the authorized agent of the Guarantor for service of process, and written notice of such service to the Guarantor, shall be deemed, in every respect, effective service of process upon the Guarantor.

               (c) Nothing in this paragraph 5 shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of other jurisdictions.

          6. Governing Law. This Agreement is being delivered and is intended to be performed in the State of New York, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of such State without regard to conflicts of law principles.

          7. Effectiveness. Subject to the following proviso, this Agreement shall take effect upon (and concurrently with) the Merger; provided, however, that this Agreement shall not take effect with respect to and for the benefit of any Obligee which is the registered







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holder of any Consent Securities issued and outstanding under the 1988 Indenture or the 1990 Indenture, as the case may be, unless and until

               (x) the Holders (as defined in such Indenture) of at least 66 2/3 in principal amount of each series of the Securities (as so defined) outstanding under such Indenture shall have executed and delivered to the Trustee thereunder its consent (in substantially the form annexed hereto as Exhibit A-1 or A-2, as the case may be) to the execution and delivery of an amendment to such Indenture in substantially the form of the supplemental indenture annexed to such form of consent (hereinafter called the "Indenture Amendment" with respect to such Indenture), as contemplated and in accordance with Section 9.02 and all other applicable provisions of such Indenture;

               (y) the Indenture Amendment with respect to such Indenture shall have become effective in accordance with the applicable terms of such Indenture; and

               (z) the Trustee under such Indenture shall have delivered to the Guarantor written confirmation to the effect that such Indenture Amendment has become effective.

          8. Successors and Assigns. All covenants and agreements in this Agreement contained shall bind and inure to the benefit of (a) the Guarantor and its successors and assigns and (b) the Obligees. This Agreement shall not be assignable separately from the Company Indenture Securities, in whole or in part, by any Obligee without the prior written consent of the Guarantor.

          9. Notices. All communications provided for hereunder shall be sent by first class mail and (a) if to any Obligee, addressed to such Obligee in care of the Trustee under the appropriate Company Indenture, or to such other address as such Trustee may have designated in writing to the Guarantor and the Company,
(b) if to the Guarantor, at its address set forth in the prefatory paragraph of this Agreement, Attention: President, or to such other address as the Guarantor may have designated to the Trustees under the Company Indentures and to the Company, and (c) if to the Company, addressed to it at: 717 North Harwood Street, Dallas, Texas 75201, Attention: Secretary, or to such other address as the Company may have designated in writing to the Trustees under the Company Indentures and to the Guarantor.

          10. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
















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          IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be executed by its officer thereunto duly authorized, all as of the day and year first above written.

                                   YPF SOCIEDAD ANONIMA


                                   By
                                       -----------------------------------------
                                       Name:  Cedric Bridger
                                       Title:  Vice President, Finance and
                                       Corporate Development
















































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